Exhibit 99-1

                                                  News Release

                                                  Vectren Corporation

                                                  Evansville, IN 47702-0209

P.O. Box 209

January 29, 2003

FOR IMMEDIATE RELEASE

                               Vectren Corporation
                        Reports Preliminary 2002 Results

                    Restates 2001 and Begins Reaudit of 2000

          Affirms 2003 Guidance and Declares $0.275 Quarterly Dividend

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today announced preliminary net income for the year ended December 31, 2002 of $114.6 million, or $1.70 per share, compared to preliminary net income of $51.2 million, or $0.77 per share, as restated, for the same period a year ago. The twelve months ended December 31, 2001 included nonrecurring merger, integration, and restructuring costs and other nonrecurring items totaling $26.4 million after tax.

To effectuate the Company's planned transfer of information technology systems and related assets and certain buildings from corporate to Vectren Utility Holdings, Inc., their primary user and our regulated business group, the Company requested Deloitte & Touche LLP, its newly appointed independent auditors, to reaudit the Company's 2001 financials. In the course of preparing for the 2001 reaudit, the Company identified adjustments that, in aggregate, reduced previously reported 2001 earnings by approximately $12.4 million after tax.

The Company's accounting group also identified items which, when netted, amount to about $300,000 after tax that relate to 2000 and prior periods. Although the net amount is small, following consultation with Deloitte & Touche the Company concluded that, since 2001 is already being restated, the best course of action would be to restate and reaudit 2000 results.

The Company has no reason to believe the 2002 and restated 2001 results will change; it is possible, however, that the reaudit of 2000 could result in adjustments. The Company expects Deloitte & Touche to complete its work in time for the Company to file with the Securities and Exchange Commission its Annual Report on Form 10-K by March 31, 2003.

Said Niel C. Ellerbrook, Chairman and CEO, "Vectren performed well in 2002 and our results for the year are consistent with our expectations and the guidance we had previously provided the financial community. That said, I am extremely disappointed and regret that these adjustments were necessary. We believe that three years of financial statements newly audited will provide a good foundation as we pursue a permanent financing strategy. Furthermore, our review has resulted in a number of positive procedural enhancements that should ensure this situation doesn't happen again."

Ellerbrook added: "We have been advised by both Moody's Investors Service and Standard and Poor's Ratings Services that these adjustments are not expected to impact our current ratings or their outlook for Vectren Corporation or its subsidiaries. Similarly, our principal bankers have indicated no change in their commitment to meet our capital needs in a competitive manner."



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Affirms 2003 Guidance and Declares Quarterly Dividend:

Vectren confirmed 2003 earnings guidance in the range of $1.80 to $1.90 per share, excluding the potential impact of any permanent financing completed during 2003. Vectren's Board of Directors also declared a quarterly common stock dividend of 27 1/2 cents per share, unchanged from the last quarter. Vectren and predecessor companies have recorded 43 consecutive years of annual dividend increases.

2002 Highlights:

Commenting on the 2002 year, Ellerbrook said: "We made significant strides in 2002 in building for strong future performance. The successful integration of our utility operations will allow us to continue to improve customer service and keep costs low. We achieved positive regulatory outcomes in several areas, especially the approval to recover capital and operating costs related to our compliance with environmental regulations at our electric generating plants. In addition, our nonregulated operations continued to grow and are better positioned to contribute to strong performance."

Regulated utility operations contributed net income of $94.4 million for 2002 as compared to $38.5 million for 2001 as restated. In addition to the completion of merger and restructuring activities and related costs, the increase of over $55 million is primarily due to improved utility margins and reduced operating expenses.

Gas utility margins for the year were $337 million, an increase of $27 million over the prior year. Heating weather was 7% colder than in 2001, but 3% warmer than normal. The 10% increase in residential and commercial sales was principally due to the weather and customer growth. Industrial contract throughput decreased approximately 2%, reflecting a continued slowdown in the economy.

Electric utility margins for the year were $230 million, an increase of 9% over the prior year. Cooling weather was 27% warmer than in 2001 and 23% warmer than normal. Retail sales increased 6% over 2001 principally due to weather. In addition, 2002 results were positively affected by a full year of the recovery through rates of a return on NOx compliance expenditures pursuant to an order of the Indiana Commission. In January of 2003, the Indiana Commission expanded this authorization to provide for the recovery of certain operating costs associated with NOx compliance.

Nonregulated operations contributed net income of $18.9 million for the year 2002 as compared to $12.1 million for 2001, as restated. The 2001 results include merger, integration and restructuring costs of $2.2 million and an extraordinary loss on the sale of assets of $7.7 million. The Energy Marketing and Services group earned $14.8 million in 2002, an increase of $3.1 million due to improved margins. The slight decline in after tax income from the Coal Mining group of $2.0 million to $12.2 million was due to lower market prices on third party coal sales, somewhat lower yield per ton mined, and the Indiana Corporate Income Tax rate change. The after tax loss from operations from all other businesses was $4.2 million greater than 2001. The 2001 restated results include the sale of energy related investments and greater income from leveraged lease assets that were divested in 2001.

Additional 2001 Restatement Discussion:

In preparation for the reaudit of 2001, the Company determined that an after tax total of $7.2 million of gas costs, relating primarily to gas inventory accounting, were inaccurately recorded as "recoverable." This accounting determination requires no adjustment of regulatory filings or customer billings. Additionally, approximately $4.1 million in after tax employee benefit costs, which are routinely accumulated and systematically cleared to operating costs and construction projects following direct charges, were not relieved from the balance sheet during 2001. This has now been corrected to record those costs in the proper period. In addition, $1.1 million after tax in additional items were also identified. These additional items were not significant, either individually or in the aggregate, but were corrected. Although there was no significant impact on net income, the treatment of certain wholesale electric contracts was modified to comply with SFAS 133, which became effective January 1, 2001. The cumulative effect at adoption was decreased by $2.8 million after tax, and electric margins increased by a similar amount. As a result of these adjustments, previously reported 2001 earnings were reduced by a total of $12.4 million after tax, or $0.18 per share.

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Live Webcast:

Vectren Corporation will provide more detail on 2002 results on a conference call for analysts scheduled at 9:30 a.m. ET (8:30 a.m. CT), Thursday January 30, 2003. You are invited to listen to the live Webcast and view the supporting slides by accessing the Investor Relations link on Vectren's Web site at www.vectren.com. Interested parties may also view the slide presentation and listen to the Webcast replay via Vectren's Web site beginning two hours after the conclusion of the Webcast. A tape-recorded replay of the call will also be available two hours after the completion of the teleconference through Thursday, February 6, 2003. To access the replay, dial 706-645-9291 and enter the conference identification number 7498394.

Safe Harbor for Forward Looking Statements:
This document contains forward-looking statements which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Specifically, the reaudit of its 2000 financial statements could result in the Company restating its results from 2000, 2001 and 2002. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.


Investor Contact:  Steven M. Schein, (812) 491-4209, sschein@vectren.com

Media Contact:  Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com


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